GameTech Announces Debt Refinance and Purchase of New Headquarters

RENO, NV August 22, 2008 – GameTech International, Inc. (“GameTech®”) (Nasdaq: GMTC), a leading designer, developer and marketer of electronic bingo and gaming equipment, systems, and video lottery terminals, announced today it has entered in to a $40 million syndicated credit facility with U.S. Bank N. A., as Agent and Participating Lender, and Bank of the West, as the other Participating Lender. The credit facility is being used by GameTech to refinance existing corporate debt, purchase an existing 100,000 square foot facility in southwest Reno, Nevada, to construct additional improvements to the facility to enable it for use as GameTech’s new Corporate Headquarters, and provide a credit line that may be used for general corporate purposes.

On the topic of the debt refinancing, President and CEO Jay Meilstrup states, “Our decision to change lenders has both community and financial benefits. We are excited about building a relationship with two well established financial institutions that have a major presence within Northern Nevada and the gaming industry. Their expertise and advice in this transaction enabled us to structure a deal that not only provides the funds to purchase the real property and construct the improvements for our new Corporate Headquarters, but also enabled us to refinance our existing debt and end up with an all-in effective rate that is over 3-percentage points less than the current cost of our existing debt with Ableco Finance LLC.”

“Owning our Corporate Headquarters, which will provide approximately 30,000 square feet of office space and over 70,000 square feet of manufacturing/warehouse space, is another step in implementing our strategy to expand the VLT and slot machine business segments for GameTech. It will also increase our capacity to house bingo equipment, thus being able to respond quickly to the growing needs of our domestic and international customers”, stated Mr. Meilstrup.

Additional information about the facility purchase and financing will be contained in GameTech’s Form 8-Kto be filed with the SEC.

GameTech International, Inc. is in the business of designing, manufacturing, and marketing computerized bingo and gaming equipment, systems, and services. Under the GameTech® brand the company provides electronic bingo systems and equipment, and is an innovator in advanced wireless gaming applications and devices. Under the Summit Gaming ™ brand the Company provides video lottery terminal devices, Class III gaming machines, and related software and content. GameTech International, Inc. serves customers in 43 U.S. States, Canada, Japan, Mexico, Norway, Philippines, and the United Kingdom. The company was incorporated in 1994 and is headquartered in Reno, Nevada.

Statements in this press release that are not historical facts are intended to be forward-looking statements subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. GameTech cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include risks associated with doing business in a regulated industry, our ability to retain customers and secure new customers, risks associated with rapid technological change, and those disclosed in documents filed by the Company with the Securities and Exchange Commission, including the Company's most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. GameTech does not intend, and undertakes no obligation, to update our forward-looking statements to reflect future events or circumstances.